Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$454,572	$441,319	$860,550	$833,377
Management fee revenue - administrative services, net	13,299	—	26,373	—
Administrative services reimbursement revenue	146,507	—	292,470	—
Service agreement revenue	7,080	7,245	14,225	14,503
Total operating revenue	621,458	448,564	1,193,618	847,880

Operating expenses
Cost of operations - policy issuance and renewal services	379,628	365,116	728,258	697,492
Cost of operations - administrative services	146,507	—	292,470	—
Total operating expenses	526,135	365,116	1,020,728	697,492
Operating income	95,323	83,448	172,890	150,388

Investment income
Net investment income	7,104	6,239	13,924	12,220
Net realized investment (losses) gains	(32)	124	(497)	640
Net impairment losses recognized in earnings	(646)	(61)	(646)	(182)
Equity in (losses) earnings of limited partnerships	(219)	149	(411)	362
Total investment income	6,207	6,451	12,370	13,040

Interest expense, net	602	257	1,155	423
Other income (expense)	58	(407)	102	(816)
Income before income taxes	100,986	89,235	184,207	162,189
Income tax expense	21,280	30,708	38,743	55,786
Net income	$79,706	$58,527	$145,464	$106,403

Net income per share
Class A common stock – basic	$1.71	$1.26	$3.12	$2.28
Class A common stock – diluted	$1.52	$1.12	$2.78	$2.03
Class B common stock – basic	$257	$189	$469	$343
Class B common stock – diluted	$257	$188	$468	$343

Weighted average shares outstanding – Basic
Class A common stock	46,188,705	46,180,852	46,188,309	46,184,666
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,312,849	52,299,395	52,311,741	52,355,214
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.8400	$0.7825	$1.6800	$1.5650
Class B common stock	$126.000	$117.375	$252.000	$234.750

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$198,412	$215,721
Available-for-sale securities	107,369	71,190
Receivables from Erie Insurance Exchange and affiliates	445,211	418,328
Prepaid expenses and other current assets	45,426	34,890
Federal income taxes recoverable	0	29,900
Note receivable from Erie Family Life Insurance Company	25,000	25,000
Accrued investment income	6,647	6,853
Total current assets	828,065	801,882

Available-for-sale securities	598,059	687,523
Equity securities	12,488	—
Limited partnership investments	39,651	45,122
Fixed assets, net	94,651	83,149
Deferred income taxes, net	31,527	19,390
Other assets	47,834	28,793
Total assets	$1,652,275	$1,665,859

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$253,328	$228,124
Agent bonuses	56,482	122,528
Accounts payable and accrued liabilities	97,139	104,533
Dividends payable	39,119	39,116
Contract liability	33,137	—
Deferred executive compensation	8,801	15,605
Federal income taxes payable	8,933	0
Current portion of long-term borrowings	925	0
Total current liabilities	497,864	509,906

Defined benefit pension plans	145,667	207,530
Employee benefit obligations	194	423
Contract liability	17,452	—
Deferred executive compensation	11,688	14,452
Long-term borrowings	98,800	74,728
Other long-term liabilities	422	1,476
Total liabilities	772,087	808,515

Shareholders’ equity	880,188	857,344
Total liabilities and shareholders’ equity	$1,652,275	$1,665,859

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